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                                                                     EXHIBIT 5.1

                          [Hallett & Perrin Letterhead]

                                September 3, 2003

Dave & Buster's, Inc.
2481 Manana Drive
Dallas, Texas  75220

         Re: $30,000,000 Aggregate Principal Amount of 5% Convertible Subordinated Notes Due 2008

Ladies and Gentlemen:

         We have acted as counsel to Dave & Buster's, Inc., a Missouri corporation (the "Company"), in connection with (i) the issuance and sale by the Company of $30,000,000 aggregate principal amount of 5% Convertible Subordinated Notes Due 2008 (the "Notes") and Warrants (the "Warrants") to purchase shares of Common Stock of the Company in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Act"), and (ii) the filing of the Company's Registration Statement on Form S-3 to which this opinion is an Exhibit (the "Registration Statement") with respect to the resale of the Notes and Warrants by the holders thereof (the "Selling Holders") and the resale of the common stock issuable upon conversion of the Notes and exercise of the Warrants by the Selling Holders.

         We are familiar with the corporate action taken by the Company in connection with the authorization, issuance and sale of the Notes and Warrants and have made such other legal or factual inquiries as we deemed necessary or appropriate for purposes of rendering this opinion.

         We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copied documents.

         On the basis of and in reliance upon the foregoing, and subject to the assumptions, qualifications, limitations and exceptions contained herein, we are of the opinion that:

         1. The Notes are validly issued, fully paid and non-assessable and are valid and binding obligations of the Company entitled to the benefits of the Indenture, dated August 7, 2003, by and between the Company and The Bank of New York, as trustee, as now or hereafter supplemented, under which the Notes were issued (the "Indenture").

         2. The Warrants are validly issued, fully paid and non-assessable.

         3. The shares of Common Stock of the Company issuable upon conversion of the Notes ("Conversion Shares"), when issued in accordance with the terms of the Indenture, will be validly issued, fully paid and non-assessable.

         4. The shares of Common Stock of the Company issuable upon exercise of the Warrants ("Warrant Shares"), when issued in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

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         The opinions set forth above are subject to the following assumptions, qualifications, limitations and exceptions being true and correct at or prior to the time of the delivery of any of the Conversion Shares or Warrant Shares:

         (a)      at the time any of the Notes or Warrants are offered or sold,
(i) the Registration Statement will be effective or such Notes or Warrants will be sold in a transaction exempt from the requirements of the Act and (ii) all applicable "Blue Sky" and state securities laws will have been complied with; and

         (b) the Indenture has been qualified under the Trust Indenture Act of 1939, as amended.

         Our opinion set forth in numbered paragraph 1 above is subject to the effect of (i) applicable bankruptcy, reorganization, insolvency, moratorium and other similar laws and court decisions of general application (including, without limitation, statutory or other laws regarding fraudulent or preferential transfers) relating to, limiting or affecting the enforcement of creditors' rights generally, (ii) general principles of equity that may limit the enforceability of any of the remedies, covenants or other provisions of the Notes and the Indenture, and (iii) the application of principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity) as such principles relate to, limit or effect the enforcement of creditors' rights generally.

         We express no opinion as to (i) any provision of the Notes or the Indenture regarding the remedies available to any person (A) to take action that is arbitrary, unreasonable or capricious or is not taken in good faith or in a commercially reasonable manner, whether or not such action is permitted under the Notes or the Indenture, or (B) for violations or breaches that are determined by a court to be non-material or without substantially adverse effect upon the ability of the Company to perform its material obligations under the Notes or the Indenture; or (ii) any provision of the Notes or the Indenture that may provide for interest on interest or penalty interest.

         This opinion is limited to Texas and federal law.

         You have informed us that the Selling Holders may sell the Notes, the Warrants from time to time after the date of the Registration Statement, and this opinion is limited to the laws referred to above as in effect on the date hereof.

         This opinion may not be quoted in whole or in part without our prior written consent.

         We hereby consent to the use of our name under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the General Rules and Regulations of the Securities and Exchange Commission.

                                            Very truly yours,

                                            /s/  Hallett & Perrin, P.C.